Exhibit 99.1

Inotek Pharmaceuticals Corporation Reports Fiscal Year 2015 Financial Results and Operational Highlights

LEXINGTON, Mass – March 23, 2016 – Inotek Pharmaceuticals Corporation (the “Company” or “Inotek”), (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today reported financial results and operational highlights for the fiscal year ended December 31, 2015.

“2015 was a transformational year for Inotek as we achieved several significant regulatory, clinical and financial accomplishments, including the advancement of trabodenoson, a potential novel treatment for glaucoma without the side-effects of other topical treatments, into Phase 3 registration studies,” said David P. Southwell, President and Chief Executive Officer of Inotek. “Acceptance by the U.S. Food and Drug Administration of the pivotal Phase 3 monotherapy development plan for trabodenoson, evaluating the superiority of trabodenoson’s intraocular eye-pressure (“IOP”) reduction compared to placebo, marked an important inflection point for the Company. Additionally, we have continued to build a strong management team and board of directors, and strengthened our balance sheet by completing both an IPO with concurrent convertible note offering and follow-on offering, with net proceeds totaling approximately $129 million.”

“2016 is off to a strong start. We are pleased to report that our first Phase 3 monotherapy trial (“MATrX-1”) continues to enroll on schedule, with top-line results expected in 4Q’16. In addition, we plan to initiate our second Phase 2 fixed-dose combination study, evaluating trabodenoson and latanoprost in a single eye drop, this year.”

Recent Trabodenoson Development Program Highlights:

•	In October 2015, Inotek commenced dosing of patients in MATrX-1, a Phase 3 randomized, double-masked, placebo-controlled trial of trabodenoson in approximately 335 patients diagnosed with primary open-angle glaucoma or ocular hypertension.

•	Inotek hosted its first R&D Day in December 2015, in New York, at which six ophthalmology experts presented and analyzed trabodenoson’s clinical and preclinical data.

•	Peer-reviewed publications of trabodenoson’s Phase 1 and Phase 2 clinical data were accepted in 2015 for publication in the Journal of Ocular Pharmacology and Therapeutics in September 2016.

•	Inotek announced the issuance of a U.S. composition of matter patent covering crystalline forms of trabodenoson in March 2016.

Full Year 2015 Financing Highlights:

•	Raised $74.0 million in net proceeds from follow-on public offering of 6.2 million shares of Inotek’s common stock.

•	Raised approximately $55.4 million in net proceeds through IPO and concurrent sale of convertible notes. On February 18, 2015, Inotek’s shares began trading on the NASDAQ Global Market under the symbol “ITEK”. Convertible notes subsequently converted into common stock of the Company.

Upcoming Highlights:

•	Initiate a fixed dose combination dose ranging trial in 2016.

•	Report top-line Phase 3 MATrX-1 results in 4Q’2016.

•	Present three research posters at the annual meeting of the Association for Research in Vision and Ophthalmology in May 2016.

Fiscal Year 2015 Financial Results:

•	Cash and cash equivalents and short-term investments as of December 31, 2015 were $111.3 million.

•	Research and development expenses were $12.6 million for the year ended December 31, 2015, compared to $5.6 million for the year ended December 31, 2014.

•	General and administrative expenses were $7.8 million for the year ended December 31, 2015, compared to $2.1 million for the year ended December 31, 2014.

•	Loss from operations was $20.4 million for the year ended December 31, 2015, compared to $7.7 million for the year ended December 31, 2014.

•	Net loss was $68.0 million for the year ended December 31, 2015 including $42.8 million in non-cash expenses associated with marking the 2020 Convertible Notes derivative liability to market value at the time of the conversions; compared to $9.5 million for the year ended December 31, 2014.

•	26.4 million shares of common stock were outstanding at December 31, 2015.

About Inotek Pharmaceuticals Corporation

Inotek is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and is designed to restore the eye’s natural pressure control mechanism. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases. For more information, please visit www.inotekpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. These forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Inotek Pharmaceuticals

Inotek Contact:

Claudine Prowse, Ph.D., 781-552-4305

Vice President, Strategy and Investor Relations Officer

cprowse@inotekpharma.com

Inotek Pharmaceuticals Corporation
(Unaudited)
(in thousands, except share and per share amounts)

Balance Sheets

	December 31, 2015	December 31, 2014
Cash and cash equivalents and short-term investments	$111,280	$3,618
Other assets	2,041	1,902

Total Assets	$113,321	$5,520

Accounts payable, accrued expenses and other liabilities	$4,508	$2,162
Notes payable	—	5,613
Convertible Bridge Notes	—	1,541
Warrant and Convertible Bridge Notes redemption rights derivative liabilities	—	962

Total liabilities	4,508	10,278
Series AA redeemable convertible preferred stock	—	46,253
Series X redeemable convertible preferred stock	—	548
Stockholders’ equity (deficit)	108,813	(51,559)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$113,321	$5,520

Statements of Operations

	Year ended December 31,
	2015	2014
Operating expenses:
Research and development	$(12,554)	$(5,592)
General and administrative	(7,842)	(2,112)

Loss from operations	(20,396)	(7,704)

Interest expense	(1,230)	(980)
Interest income	89	—
Loss on extinguishment of debt	(4,399)	—
Change in fair value of warrant liabilities	267	(845)
Change in fair value of Convertible Bridge Notes redemption rights derivative	480	(2)
Change in fair value of 2020 Convertible Notes derivative liability	(42,793)	—

Net loss	$(67,982)	$(9,531)

Net loss per share attributable to common stockholders—basic and diluted	$(3.72)	$(13.52)

Weighted-average number of shares outstanding—basic and diluted	18,311,333	1,020,088